Exhibit 10.5

This Heads of Agreement (this “HOA”) is dated 07 May 2019.

__________________________________________________________

KANNAREIT INC.

(hereinafter referred to as “KannaREIT”)

OF THE FIRST PART,

- and -

CANNAPHARMARX INC.

(hereinafter referred to as "CPRX")

OF THE SECOND PART.

__________________________________________________________

HEADS OF AGREEMENT

WHEREAS:

i.	CPRX is a corporation incorporated pursuant to the laws of the State of Delaware;

ii.	KannaREIT is a corporation incorporated pursuant to the laws of the Province of Manitoba;

iii.	CPRX desires to become a Licensed Producer (as the term is defined in the Cannabis Act (the “Act”)) for the purpose of cannabis cultivation, CPRX has applied to Health Canada, as respects the Lands (as hereinafter defined), under license number (the “License”);

iv.	KannaREIT acquires and develops real estate in conjunction with operational partners that desire to make use of the developed real estate assets for a cannabis business;

v.	CPRX has submit a letter of intent, which letter of intent has been accepted, the lands and buildings comprising the real property municipally known as 1655 Maple Street, Okanagan Falls, B.C. and legally described, on PID 006-788-432, as:

LOT B DISTRICT LOT 551 SIMILKAMEEN DIVISION YALE DISTRICT PLAN 22642 EXCEPT PLAN EPP34540

(the “Lands”);

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vi.	A nominee corporation (“AcquireCo”) of CPRX, prior to Closing (as hereinafter defined), will become the owner of the Lands;

vii.	the Lands carry an industrial use zoning code (Type I2, Category industrial) and are subject Zoning Bylaw No. 2455, 2008;

viii.	in connection with the foregoing, CPRX desires to engage KannaREIT and enter into a relationship governing the continued development of the Lands and retrofit of the existing improvements on site;

ix.	the parties hereto desire to set out the general terms and conditions upon which CPRX and KannaREIT will proceed to negotiate a formal definitive agreement for the aforementioned relationship.

It is the intent of this HOA to set out the principal terms of the formal agreement or agreements whereby: (a) the SPV (defined below) shall acquire AcquireCo, which shall have title to the Lands, including all improvements thereon; (b) KannaREIT shall arrange for a construction loan facility to permit the SPV to complete the Development (as hereinafter defined) as contemplated by CPRX, following completion of which, KannaREIT shall arrange for Stabilized Loan (as hereinafter defined); and (c) KannaREIT shall provide for CPRX’s participation therein as an interest holder in the SPV, and tenant on, the Lands (the “Transaction(s)”). The Parties agree that this HOA does not include all of the terms required to be included in the definitive documents (the “Agreements”) and the execution of this HOA does not represent a binding obligation upon the parties, nor is it intended to create a legal obligation between the parties.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation.	(a)

“Confidential Information” means, with respect to a disclosing party, all information in whatever form, including without limitation, oral and written communications, licenses, technical and scientific information, computer programs, business plans, trade secrets, processes, designs, data, formulae, prototypes, specifications, know-how, improvements, inventions (whether patentable or not), techniques, customers lists, business opportunities, agreements, electronic documents, sketches, photographs, source code, research, analytics, financial and accounting books and records, specifications, reports, correspondence and other forms of documents or copies thereof that are indirectly or directly conceived, originated, prepared or received by either party as a result of this HOA and which may be in any form or medium and whether or not designated as confidential (or like designation). Confidential Information shall be deemed to include all information passed between the parties for the purpose of proceeding to consummate the Transactions.

		(b)	“Intellectual Property” includes, but is not limited to, the License, KannaREIT’s performance model, all Know-How, Confidential Information, inventions, whether patentable or not, trade-marks (whether registered or unregistered), business processes, business rules, tools, designs and industrial designs, ideas, works of authorship, creations, inventions, copyrights, developments, programs, codes, drawings, sketches, analysis, experiments, data, formulae, schemas, prototypes methods, processes, studies, techniques, prototypes,

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products, maps, geological data, architectural plans, computer programs, software, programming code, computer databases, samples, equipment, equipment configurations, works in progress, tools, machines, system access codes and passwords, designs, marketing, advertising, drawings and proposed or implemented design or retrofitting of greenhouses and other structures, and any modifications or improvements thereto that has been conceived, made, substantiated, developed, produced, or created, either directly or indirectly, by a party.

(c)	“Know-How” means all information not publicly known or not independently developed by a third party that is used or required to be used in or in connection with any product existing in any form (including, but not limited to that comprised in or derived from horticultural, engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:

(i)	the design, development, manufacture or production of any cannabis or cannabis clones;
(ii)	the design or retrofitting of any building;
(iii)	the operation of any process;
(iv)	the provision of any services;
(v)	the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes;
(vi)	the rectification, repair or service or maintenance of products, plant, machinery or other equipment;
(vii)	the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products;
(viii)	quality control, testing or certification; or
(ix)	the performance modelling utilized by KannaREIT.

(d)	The schedules and preamble hereto shall form an integral part hereof and the schedules are as follows:

Schedule:	Content:
5.(c)	SPV Organizational Chart
5.(d)	Initial Performance Model Summary
9.	Timeline for Deliverables [Projected]
15.	Project Management Services

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2.	Structure of Transaction.	The Transaction shall occur in two (2) stages set in series as follows

(a)	In order to allow for the transaction contemplated at Subsection 2. (b). hereof, AcquireCo shall acquire the Lands;

(b)	KannaREIT and CPRX shall incorporate a special purpose vehicle (the “SPV”) for the purpose of acquiring AcquireCo, which shall be transferred to the SPV as part of CPRX’s equity contribution (further defined below) thereto at a valuation between 85%-100% of the total acquisition cost (including reasonable transaction fees) of the Land. CPRX’s equity contribution shall be recognized as 85%-100% [percentage within the range to be set by CPRX after consultation with its tax advisors] the forgoing value (as required by Section 9. of Schedule 10.) of the Lands plus existing improvements fully completed or partially completed, machinery/equipment at cost, if any (“Existing Improvements”), less any mortgage financing and related costs being paid out by the SPV as the parties may agree (the Existing Improvements, collectively, with the contribution of the Lands, comprise the “CPRX Equity”). The parties acknowledge and agree that the closing of the transaction contemplated by the accepted letter of intent as between CPRX and Sunniva Inc. dated 25 April 2019 shall guide the determination of CPRX Equity as the model progresses. For greater certainty, where the loan to value ratio calls for additional equity to be contributed to the SPV [which will be determined as the performance model progresses], CPRX shall contribute further capital which capital shall form a part of the CPRX Equity;

(c)	In exchange for the CPRX Equity, CPRX shall take issue of a non-voting preferred share block or equivalent (the “Preferred Share Block”), which shall be issuable by the SPV in accordance with the Agreements and shall issue on the basis of 1 preferred share per $100,000. contributed; and

(d)	Concurrently with, but as a condition of the SPV’s consummation of the Transaction (“Closing”), CPRX shall enter into a twenty (20) year lease-back, or such other agreed upon length (the “Lease”). The Lease value will include, but not be limited to, the Lands, any Existing Improvements and future improvements (future improvements hereinafter referred to as the “Development” and, collectively with the Lands and the Existing Improvements, hereinafter referred to as the “Site”), on terms and conditions to be agreed to by the parties and set forth in the Agreements. The rent commencement date, as defined in the Lease, shall be the date that is nine (9) months after the substantial performance under the CCDC 2 (the “Rent Commencement Date”) for any given Phase (as hereinafter defined) of the Development, which date shall coincide with the placement of permanent financing (the “Stabilized Loan”) on such completed Phase that SPV’s third party lender (the “Lender”) will avail to the SPV.

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3.	The Preferred Share Block.	(a)

The Preferred Share Block shall be entitled to a preferred return of twelve (12%) percent per annum [calculated on the basis of the CPRX Equity as set out in the final form of the performance model certified on Closing] payable, quarterly in arrears, as of the Rent Commencement Date;

		(b)	The Preferred Share Block shall:

a.	be of a non-voting share class;

b.	shall have a priority right to dividends or equivalent from the SPV ahead of any dividend or equivalent payable to the common share block, but after allocation to the non-recoverable expense allowance (inclusive of, inter alia, property management fees, asset management fees, reserve, maintenance and other expenses);

c.	shall have priority rights (viz-a-viz other shareholders in the SPV) in the event of liquidation, wind-up or dissolution of the SPV;

(c)	The Preferred Share Block shall not be entitled to voting rights, however, shall share in the growth and appreciation of the value of the SPV together with the common stock on the basis of the fraction whereby the numerator is the total number of preferred shares issued comprising the Preferred Share Block and the denominator is the aforesaid number of shares issued plus the number of common shares issued to KannaREIT (the “CPRX Factor”) [note, however, in accordance with Section 16., the Preferred Share Block may become entitled to the whole of the growth and appreciation of the Site by way of exercise of the right set out in Subsection 16. (c).];

(d)	The shareholders of the SPV shall be subject to a unanimous shareholder agreement, the terms of which will be negotiated but which will require the consent of CPRX to certain decisions of the company, including, but not limited to the disposition of the Site, the amendment of the terms of any debt facility, whether detailed herein or otherwise, the entering into of new, extended or additional debt facilities and any other fundamental changes;

(e)	In the event that CPRX shall sell its assets (other than with the consent of KannaREIT where such consent is required pursuant to the Agreements), breach or otherwise fall into default (to be further defined under the Agreements) of the Lease and fail to cure such breach or default within the applicable cure period (a “CPRX Default”), CPRX shall forfeit, for immediate redemption, at nil value (or nominal consideration to be paid if deemed requisite by the accountants for the SPV), the Preferred Share Block [in this context, at all times, the share certificates demonstrating CPRX’s title to the Preferred Share Block shall be held in escrow by KannaREIT with a duly executed redemption agreement or agreements relating thereto, which KannaREIT may act upon in the event of a uncured CPRX Default]; and

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(f)	The SPV shall not be entitled to issue any additional preferred shares or to issue any additional common shares or to issue any debt securities or borrow any funds (other than the construction loan facility, Stabilized Facility and any related facilities contemplated within the Agreements), other than trade creditors in the ordinary course of business without the express written consent of CPRX.

4.	The SPV.	(a)

All common stock authorized and issued of the SPV shall be owned by KannaREIT [the number of shares issued to be determined in accordance with the performance model, as finalized ahead of Closing] and entitled to a dividend, quarterly in arrears, as of the Rent Commencement Date;

		(b)	SPV shall be responsible to make mortgage payment to the Lender as respects the Stabilized Loan; and
		(c)	On the occurrence of a capital event such as the placement of the Stabilized Loan which shall occur as defined above in Subsection 2. (d)., CPRX may elect to require that the SPV pay out the value of the CPRX Equity, as determined in accordance with Subsection 2. (b). hereof in such form of payment as KannaREIT may elect (having no regard for tax treatment as income or otherwise once such amounts have been distributed to CPRX).

5.	Business and financial Model.	(a)

For the purpose of the Lease and Stabilized Loan, KannaREIT shall complete a financial model and business case based on certain assumptions, to and including (but not limited to) a development plan of approximately 759,000 square feet, in two (2) phase (a “Phase” being synonymous with the “Development”).

		(b)	The financial model and business case shall include the development cost (which shall be expressed as a per square foot of gross area factor for the Development), inclusive of construction, structuring, consultants, marketing (if required), project and development management and entitlement services fees of the Development along with the fixed price contract (between the SPV and CPRX’s selected general contractor) shall not exceed an amount determined during and shown within the formal model that will be submit to the Lender in accordance with Schedule 10. once all the model assumptions have been agreed to and set by the parties hereto.
		(c)	KannaREIT has annexed hereto, as Schedule 5. (c)., an SPV organizational chart.
		(d)	KannaREIT has annexed hereto, as Schedule 5. (d)., high-level version of the model outlining the anticipated performance based upon the general assumptions shown therein and which will, once finalized, form the basis for the SPV and its shareholders. This schedule is subject to change based upon the evolution of the business case and the underlying CPRX requirements reflected therein. Upon execution of this HOA, CPRX shall work with KannaREIT on the business plan in order to finalize a ten (10) year formal business plan for the SPV, (a condition precedent for financing and proceeding with the Transaction). CPRX shall provide all plans, conceptual, formal or otherwise, that have been developed for the Development proposed upon the Lands (the “Due Diligence Materials”)

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6.	Base Rent factor determination.

The Lease agreement shall provide for an average base rent (which shall commence upon the Rent Commencement Date, as defined in the Lease, and which shall occur as defined above in Subsection 2. (d).) which will be established by way of the formal model once all the model assumptions have been agreed to (as per Section 5. above) by the parties hereto and which, as a condition precedent of the Closing, shall satisfy the required lender underwriting criteria. The average base rent shall be expressed as a per square foot of gross area factor. The Lease shall have a minimum of three (3) base rent adjustments throughout the term of the Lease. The base rent in year one (until the initial base rent adjustment, shall be agreed upon by the parties during the formalization of the model) of the Lease shall be established at a rate that the parties agree to, Lender acknowledges and that supports the model and business case. The base rent factor shall be expressed as a cost per square foot of the gross building area of the Existing Improvements and the Development, payable monthly from the Rent Commencement Date.

7.	Intellectual Property.	All rights to any innovation or developments, including all Intellectual Property, shall be owned by CPRX.

8.	CPRX Covenants.	CPRX covenants to and in favour of KannaREIT as follows.
CPRX shall:

(a)	provide evidence as to the status of any presently outstanding debts owing by CPRX to any third party;
(b)	provide to KannaREIT copies of all documents in CPRX’s possession concerning the Site generated in connection with due diligence of the Site, appraising the Site, planning, entitlement and any other investigations concerning the Site;
(c)	provide all financial statements for calendar year-ends having occurred to date and interim (internal) financial statements for the financial years of 2018 (if financial statements not yet complete) and 2019 (if any);
(d)	assist and cooperate with all lender inquiries, and provide all documentation that KannaREIT may reasonably request of CPRX within ten (10) business days, which KannaREIT anticipates may include:

a.	a copy of CPRX’s Articles of Incorporation and any amendments relating thereto, a status certificate as well as a certificate of incumbency;
b.	a tax certificate concerning the Lands and improvements providing evidence that taxes have been paid to 31 December 2018 [KannaREIT agrees that a tax search may be provided while CPRX awaits receipt of a formal certificate];

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c.	a copy of the License and all related licensing and approval documentation that will permit CPRX to cultivate and sell cannabis, as well as any other cannabis related license documentation;

d.	all documents set out herein that KannaREIT may reasonably request;

(e)

provide copies of any sale and/or pre-sales agreements for CPRX’s product, all market data compiled by CPRX, CPRX’s projections, CPRX’s business plan, CPRX’s security package concerning the Development upon the Lands.

9.	KannaREIT Covenants.	KannaREIT covenants to and in favour of CPRX as follows.
KannaREIT shall:
		(a)	use commercially reasonable best efforts to arrange for the construction loan facility and the Stabilized Loan;
		(b)	review all documentation provided by CPRX;
		(c)	advise CPRX as to all documentation required by the Lender;
		(d)	negotiate commercially-reasonable security terms with the Lender concerning the Development, the Site and the Stabilized Loan through the SPV for the purpose of Closing; and
		(e)	prepare and provide all paperwork required to further the process contemplated hereunder.

10.	Timelines for Deliverables.	See attached Schedule 10. The parties acknowledge and agree that the deliverables timeline will be replaced by the Master Project Schedule, upon its certification.

11.	Terms of the Lease.	The Lease will incorporate the following terms:
		(a)	the Lease shall be governed by British Columbia law;
		(b)	triple net, subject to customary and market exclusions adjusted in the spirit of the Transaction;
		(c)	Average annual base rent over the Lease term, determined as noted above at Section 6. and payable monthly in advance, with payments commencing as set out in Subsection 2. (d). hereof;
		(d)	At least three (3) base rent adjustments provisions during the term of Lease, or such provisions as parties agree;
		(e)	Tenant maintenance requirements;
		(f)	Market landlord-tenant default terms with typical cure period;
		(g)	Prohibitive terms ensuring that character of use maintained and done so in accordance with regulations, licenses, laws, etc.; and
		(h)	Customary measures for failure to abide by terms of the Lease including but not limited to a share pledge in place such that SPV may take control and ownership of the Preferred Share Block in the event of a CPRX Default [in particular, a monetary default that is not cured within the applicable cured period].

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12.	Developments and Additional Developments.	(a)	The Lands are being transferred to the SPV, on Closing, for the purpose of continued development for CPRX’s use as cannabis cultivation.
		(b)	The parties anticipate a two (2) phase development such that the Development will encompass an approximately 759,000 square foot facility for the cultivation and processing of cannabis.
		(c)	Any future phases shall be modelled in line with the proposal herein.
		(d)	CPRX shall participate in a cost segregation study so that KannaREIT may assess the level of allocation to the capital reserve required by the SPV so as to ensure appropriate reserve is in place pursuant to the requirements to be defined within the Lease.

13.	Asset Disposition Fee.	In the event of a sale of the Site by the SPV (excluding a sale to CPRX), CPRX shall be entitled to an asset disposition fee of two (2%) percent of the gain determined as follows:
[A-B] – C = Gain;
Where:
• A is the sale price obtained by the SPV;
• B is all closing costs associated with the sale of the Site by the SPV;
• C is the valuation of the CPRX Equity determined hereunder in accordance with Subsection 2. (b).;
(the “Asset Disposition Fee”).

The Asset Disposition Fee shall only be payable to CPRX if the Lease is in full force and effect (as renewed or amended) as respects the entirety of the gross leasable portion of the Lands and CPRX is not in default thereunder or breach thereof.

14.	Event of Sale.

For greater certainty, in the event of a sale of the Site by the SPV (but subject to the other terms and provision set out herein), CPRX shall be entitled to the Asset Disposition Fee plus its share of net sale proceeds as determined in accordance with the CPRX Factor.

15.	Project Management.

CPRX may engage KannaREIT for project management services including those services, and upon the terms, more fully detailed on Schedule 15. hereto, which shall be governed by a project management agreement.

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16.	End of Lease term.	(a)	Notice. No later than six (6) months prior to the end of the term of the Lease, CPRX shall issue a written notice to KannaREIT binding CPRX to either Subsection 16. (b). hereof or Subsection 16. (c). hereof;
		(b)	Renew Lease. CPRX may opt to renew the Lease, in which case CPRX and the SPV shall enter into negotiations as to the terms and rental rate concerning the renewal term (which term shall be a minimum of five (5) years and a maximum of twenty (20) years). Failing agreement as to any term or as to the rental rate, an arbitrator shall be appointed. The seat of the arbitration shall be Kelowna, British Columbia. The renewal and arbitration provisions shall be further detailed within the Lease.
		(c)	Option to Purchase the site. CPRX may elect to purchase the Site and/or AcquireCo from the SPV (the “Buy-back Right”). The Buy-back Right is only exercisable by CPRX if CPRX is not then in an uncured breach or default under the Lease and shall require full compliance with any requirements imposed under the Agreements. Further, an exercise of the Buy-back Right shall require written notice of no less than six (6) months in advance of the end of the term of the Lease setting out the following:

a.	A binding waiver and forfeiture of any right to the Asset Disposition Fee (as hereinafter defined), including in the event that CPRX is unable to close under the Buy-back Right;
b.	A binding commitment to purchase the site at the fair market value as determined by a qualified appraiser selected KannaREIT, acting reasonably;
c.	A commitment to absorb the entirety of (a) all transaction costs incurred by the SPV and (b) all costs connected to the wind-up and dissolution of the SPV [at which point, KannaREIT will be paid its tax implication in connection with a sale in consideration for the common stock in the SPV in addition to the buy-back disposition fee pursuant to Subsection 16. (c) e.];
d.	A non-refundable deposit equal to TWO HUNDRED FIFTY THOUSAND ($250,000) DOLLARS, which, in the event of a CPRX failure to close, shall be paid to KannaREIT via a dividend on the common shares of the SPV;
e.	A binding commitment to pay, together with the cash to close, a buy- back disposition fee of two (2%) percent of the purchase price, determined in accordance with Subsection 16. (b), to the SPV, which shall be paid to KannaREIT via a dividend on the common shares of the SPV.

(d)

Failure to issue notice. In the event that CPRX fails to issue the notice referenced in Subsection 16. (a). hereof, KannaREIT may direct the SPV towards a fair market sale of the site to a third party and shall have absolute discretion in the sale and list process. Following the successful sale of the site, the SPV shall be wound-up.

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17.	Confidentiality.

The parties have entered into a Non-Disclosure Agreement and Confidentiality Agreement (the “NDA”) on 26 April 2019 which covers the purpose of this HOA and extends to any disclosure of Confidential Information as may occur in furtherance of the Transaction. All terms of the NDA shall continue to apply to the relationship created hereunder.

18.	Further assurances.	Each party covenants and agrees to do and cause all things to be done and execute and deliver all such documents as may be required and fully and effectually carry out the terms of this HOA.

19.	Notices.	The following provisions shall apply to all notices required or permitted to be given under this HOA:
		(a)	Giving Notice
every notice given pursuant to this HOA shall be in writing; such notice shall be sufficiently given if:
		i.	served by personal delivery upon the party to whom it is being given, which in the case of a trust shall be to one of its trustees, as identified in the signature bar hereto;
		ii.	mailed by prepaid registered mail (with acknowledgement or receipt requested) addressed to the party to whom it is being given; or
		iii.	transmitted by facsimile facilities to the party to whom it is being given, so long as such facsimile facilities confirm that the material so transmitted has been received at a receiving facsimile facility at the facsimile number of the party to whom it is being given as disclosed in subsection (d) of this section;
		(b)	Deemed Receipt
a notice given in conformity with subsection (a) shall be deemed to be received by the person to whom it is given:
		i.	on the date it is personally served;
		ii.	subject to subsection (c) below, on the fifth business day following the date the notice was mailed in Canada or the United States of America;
		iii.	the later of 9:00 a.m. (local time) on the first business day following, or eight hours after, its transmission by facsimile facilities;
as the case may be.
		(c)	Disruption of Mail Service
during any period during which it may reasonably be anticipated that normal delivery of a notice by mail will be adversely affected, no notice sent by mail shall be deemed to be received unless and until actually received;

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(d)	Addresses for Service
the respective addresses of the parties hereto for the giving of notices and the facsimile numbers for such parties are as follows:
KannaREIT:
c/o Sam Goszer, CEO at:
sgoszer@kannareit.com

CPRX:
c/o Nick Colvin, CFO ncolvin@cannapharmarx.ca

20.	Time of the Essence.	Time shall be of the essence of this HOA.

21.	Assignment.	Neither party may assign this HOA without the express written consent of the other.

22.	Attornment.

Each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of the interpretation of, and relief sought in respect of, this HOA. All subsequent agreements deriving from this HOA shall be governed laws of the Province of Manitoba.

23.	Enurement.	This HOA shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

24.	Not a Binding Agreement.

Save and except for the rights and obligations created under the NDA and referenced at Section 17., this HOA is not intended to and does not create legal binding obligations between the parties. The parties intend to continue discussing and developing the model(s) contemplated herein with a view to preparing and concluding the Agreement(s) and all other documents in relation thereto. The legal rights and obligations of the parties shall be only those which are set forth in the Agreement (s) when and if executed and delivered by both the parties. Notwithstanding any provision to the contrary contained in this HOA, this HOA shall not constitute an agreement to negotiate and solely constitutes an outline of the terms of negotiation. The parties each acknowledge and agree that each party is proceeding with negotiations related to the proposed transaction(s) at its sole cost and expense (which may involve substantial transaction costs) and that neither party shall have any liability for the costs and expenses of the other party. Neither the expenditure of funds nor the undertaking of actions in furtherance of the transaction contemplated by this HOA shall be considered partial performance or constitute a binding agreement, nor shall it be the basis for any reliance upon the terms of this HOA by any party. The parties agree that there shall be no recourse by either of them against the other if they do not reach agreement on the full terms and conditions for the Agreement(s) and execute and deliver the same [provided that any pursuit of a construction facility or the Stabilized Loan with the Lender by CPRX without having first entered into the Agreement(s) shall be a deemed acceptance of the terms of the Agreements as most recently proposed by KannaREIT]. The parties acknowledge that a transaction of this type involves terms and conditions which have not yet been agreed upon and that this HOA is in no way intended to be a complete or definitive statement of all the terms and conditions of the proposed transaction(s).

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25.	Independent Legal Advice.

The parties to this HOA agree that this HOA was negotiated fairly between them at arm’s length and that the final terms of this HOA are the product of the parties’ negotiations. Each party warrants and represents that it has sought and received, or has had the opportunity to seek and receive but has chosen not to of its own volition and without coercion, legal counsel of its own choosing with regard to the contents of this HOA and the rights and obligations affected hereby. The parties agree that this HOA shall be deemed to have been jointly and equally drafted by them, and that the sections of this HOA therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the section(s).

26.	Counterparts.

This HOA may be executed in any number of counterparts, each of which shall be considered the original and all of which, together, shall constitute one and the same instrument. Such may also be executed in original or by signatures sent and received by electronic transmission and the parties hereto agree that the reproduction of signatures sent and received by way of facsimile or other electronic transmission will be deemed as though such reproductions were executed original thereof.

[signature page follows]

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IN WITNESS WHEREOF this HOA is executed by KannaREIT the day and year first written above.

KANNAREIT INC.

Per: /s/ SAMUEL A. GOSZER
SAMUEL A. GOSZER, CEO
I have authority to bind the corporation.

IN WITNESS WHEREOF this HOA is executed by CPRX the day and year first written above.

CANNAPHARMARX INC.

Per: /s/ DOMINIC COLVIN
DOMINIC COLVIN, CEO
I have authority to bind the corporation.

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